PRESS RELEASE


                                                           For Immediate Release

 Contact:  Comarco,  Inc.
           Don M. Bailey  (714) 282-3813
           Eva Evans      (714) 282-3817

              COMARCO ANNOUNCES RESULTS OF CHINA LAKE COMPETITION


     YORBA LINDA,  CALIFORNIA,  May 26, 1995....COMARCO,  Inc. (NASDAQ:CMRO) was
verbally notified by Navy contracting officials late today that it has not been selected for award of the contract to support the Naval Air Warfare Center at China Lake and Pt Mugu, California. This contract consolidates eight existing
contracts,   including   COMARCO's   current  effort  at  China  Lake.

     "We are disappointed that we were not selected," commented Mr. Don M. Bailey, President and CEO of COMARCO, Inc. "While we had hoped that our 30+ year relationship supporting the Navy at China Lake would continue, we are still extremely proud of the quality of support we provided in all our interactions with that customer. This procurement has absorbed resources for almost three years, and while it is never pleasant to lose, resolution will allow COMARCO to move forward and focus greater efforts in our promising wireless communications and other government business areas.

     "Navy contracting officials have verbally informed us that they intend to exercise an existing four month option on our contract which is currently scheduled to end on May 31, 1995. Our effort at China Lake represented approximately 15% of our revenues and 12% of our operating income in the first quarter. Most costs associated with this effort are directly attributable to the contract itself, so there will be few residual costs not reimbursed by the customer. Our goal is to attempt to maintain our historical profit margin in this business.

     "I want to acknowledge and thank all the employees involved with the current effort at China Lake," concluded Mr. Bailey. "This was an elongated solicitation effort, and the support to the customer continued at its same exceptional level of performance. That is directly attributable to the professionalism of our staff."

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     COMARCO,  Inc.  (NASDAQ:CMRO)  provides wireless  communications  products, engineering services, airport management services, software products, and technology training to the public and private sectors.